Exhibit 99.1
For Immediate Release
May 8, 2008
NORDSTROM REPORTS APRIL SALES
     SEATTLE – May 8, 2008 – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $600 million for the four-week period ended May 3, 2008, a decrease of 0.6 percent compared to sales of $604 million for the four-week period ended May 5, 2007. Same-store sales decreased 3.8 percent.
     Preliminary first quarter sales of $1.88 billion decreased 3.8 percent compared to sales of $1.95 billion for the same period in 2007. First quarter same-store sales decreased 6.5 percent.
     The monthly same-store sales results in April 2008 were positively impacted by the timing shift of the Easter holiday from April to March. The company’s stores were open an additional day in April 2008 when compared to April 2007.
     Nordstrom will begin its Half-Yearly Sale for Women and Kids on Wednesday, May 21, 2008, to better align with the Memorial Day Holiday shopping period, rather than Nordstrom’s traditional early June start of the semi-annual sale event. Accordingly, we expect sales results for May to be positively impacted and June to be negatively impacted by this timing shift.
Sales Recording
     To hear Nordstrom’s pre-recorded April sales message, please dial 800-891-8250. This recording will be available for one week.

	Total Sales
			Percent	Same-store Sales[2]
APRIL SALES RESULTS	Fiscal	Fiscal	Increase/		Full-line	Rack
(unaudited; $ in millions)	2008	2007[1]	(Decrease)	Total	Stores	Stores
April	$600	$604	(0.6%)	(3.8%)	(6.8%)	7.2%

First Quarter	$1,879	$1,954	(3.8%)	(6.5%)	(9.1%)	4.6%

Number of stores
Full-line	105	98
Rack and other	54	53
Façonnable boutiques[3]	—	40

Total	159	191

Gross square footage	21,139,000	20,170,000

[1]	Total sales results for fiscal 2007 include sales from the company’s international and domestic Façonnable boutiques.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On October 31, 2007, the company completed the sale of Façonnable.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

First Quarter Earnings Release	Thurs., May 15, 2008
May Sales Release	Thurs., June 5, 2008
June Sales Release	Thurs., July 10, 2008
July Sales Release	Thurs., August 7, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 159 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 105 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
Annual Meeting of Shareholders
     Nordstrom will hold its 2008 Annual Meeting of Shareholders on Tuesday, May 20, 2008, at 11:00 a.m. Pacific Daylight Time, in the Illsley Ball Nordstrom Recital Hall of Benaroya Hall in Seattle, Washington.

Investor Contact:	Media Contact:
Chris Holloway, 206-303-3290	Michael Boyd, 206-373-3038
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties. The company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008, contain factors that could affect the company’s financial results and cause actual results to differ materially from any forward-looking information the company may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.